Exhibit 99.1

Contact Clare Eckert: 401-855-2601
ceckert@auxilioinc.com

AUXILIO Reports First Quarter 2013 Financial Results

Record Revenues and Significant Improvement in Earnings Drives Financial Performance

Mission Viejo, CA – May 15, 2013 – AUXILIO, Inc. (OTCBB: AUXO), the nation’s pioneer and leading Managed Print Services (MPS) company for health care, today reported financial results for its quarter ended March 31, 2013.

“We have seen significant progress in our financial performance highlighted by a $1.3 million  improvement in our earnings, and the additional revenue being generated by the record-breaking number of hospitals we signed in late 2011 and 2012, totaling 47 new hospital customers,” stated Joseph J. Flynn, president and CEO of AUXILIO, Inc. “Our margins have increased as these accounts mature, and we continue to see decreases in the operational support and operating expenses as a percentage of revenue. We expect this trend to continue as we grow the business.”

Summary of Results for the First Quarter Ended March 31, 2013

•	Net revenue of $10.1 million, an increase of 54% when compared to $6.5 million in the same period of 2012.
•	Gross profit was $1.6 million, or 16% of sales, compared to $350,000, or 5% of sales in the first quarter of 2012.
•	Operating expenses were $1.7 million, or 17% of sales, compared to $1.6 million, or 24% of sales, in the same quarter of 2012.
•	Net loss was $230,000, or $0.01 per share, compared to a net loss of $1.6 million, or $0.08 per share, in the first quarter of 2012.
•
Improvement in the non-GAAP measure of adjusted income from operations. Excluding $197,000 in charges related to stock based compensation and $190,000 in charges related to stock granted for marketing activities, we achieved positive adjusted income from operations of $289,000 in the first quarter of 2013, compared to a loss of $1.0 million after excluding charges of $92,000 related to stock based compensation and $135,000 in charges related to stock granted for marketing activities for the first quarter of 2012.

•	Cash balance of $2.7 million and $0 borrowing on our line of credit compared to $2.2 million and $528,000 borrowed against our line of credit at December 31, 2012.

Conference Call Information

The company will host its first quarter 2013 financial results conference call today at 2 p.m. PT / 5 p.m. ET, the details for which follow. To access the call in the U.S., please dial 1-888-846-5003 and for international calls, dial 1-480-629-9856 approximately 10 minutes prior to the start of the conference. The conference ID is 4618909. The conference call will also be broadcast live over the Internet and available for replay for 15 days at www.auxilioinc.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 1-877-870-5176 and internationally, 1-858-384-5517. Enter access code 4618909.

About AUXILIO, Inc.
AUXILIO, Inc. is the pioneer of Managed Print Services for the health care industry, working exclusively with hospitals and hospital systems throughout the United States.  We are vendor independent and provide intelligent solutions, a risk free program and guaranteed savings. AUXILIO assumes all costs related to print business environments through customized, streamlined and seamless integration of services at predictable fixed rates that are unmatched in the industry. We work collaboratively to assist our health care-partners in the delivery of quality patient care.  The service and solutions provided by our on-site Centers of Excellence professional print strategy consultants deliver unparalleled customer service across the industry. For more information about AUXILIO, visit www.auxilioinc.com.

Forward Looking Statements
This release contains certain forward-looking statements relating to the business of AUXILIO, Inc. that can be identified by the use of forward-looking terminology such as ``believes,'' ``expects,'' “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. AUXILIO, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

[Tables to Follow]

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	MARCH 31, 2013	DECEMBER 31, 2012
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$2,684,890	$2,190,972
Accounts receivable, net	3,996,424	4,693,660
Supplies	1,257,658	1,059,730
Prepaid and other current assets	106,153	52,113
Total current assets	8,045,125	7,996,475

Property and equipment, net	218,351	227,004
Deposits	35,038	36,288
Loan acquisition costs	121,984	159,036
Goodwill	1,517,017	1,517,017
Total assets	$9,937,515	$9,935,820

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$6,495,480	$5,579,720
Accrued compensation and benefits	954,618	1,558,539
Line of credit	-	528,486
Deferred revenue	928,385	902,542
Current portion of capital lease obligations	85,198	88,645
Total current liabilities	8,463,681	8,657,932

Long-term liabilities:
Convertible notes payable, net of discount of $188,000 and $223,250 at March 31, 2013 and December 31, 2012, respectively	1,612,000	1,576,750
Capital lease obligations less current portion	82,179	79,358
Total long-term liabilities	1,694,179	1,656,108

Commitments and contingencies	-	-

Stockholders' (deficit) equity:
Common stock, par value at $0.001, 33,333,333 shares authorized, 20,154,202 and 19,818,642 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	20,156	19,820
Additional paid-in capital	22,879,200	22,491,361
Accumulated deficit	(23,119,701)	(22,889,401)
Total stockholders' (deficit) equity	(220,345)	(378,220)
Total liabilities and stockholders’ equity	$9,937,515	$9,935,820

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2013	2012
Revenues	$10,092,152	$6,537,980
Cost of revenues	8,515,938	6,188,080
Gross profit	1,576,214	349,900
Operating expenses:
Sales and marketing	682,187	692,209
General and administrative expenses	992,479	888,236
Total operating expenses	1,674,666	1,580,445
Loss from operations	(98,452)	(1,230,545)
Other income (expense):
Interest expense	(126,348)	(97,442)
Interest income	-	284
Change in fair value of derivative liabilities	-	(290,000)
Total other income (expense)	(126,348)	(387,158)
Loss before provision for income taxes	(224,800)	(1,617,703)
Income tax expense	5,500	1,600
Net loss	$(230,300)	$(1,619,303)

Net loss per share:
Basic	$(0.01)	$(0.08)
Diluted	$(0.01)	$(0.08)

Number of weighted average shares:
Basic	20,115,873	19,449,783
Diluted	20,115,873	19,449,783

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